Exhibit 99.1

[PDL BioPharma, Inc. letterhead]

VIA FACSIMILE AND OVERNIGHT DELIVERY

April 13, 2007

Daniel S. Loeb	Phone: 212-224-7400
Chief Executive Officer	Fax: 212-224-7401
Third Point LLC
390 Park Avenue
New York, NY 10022

Dear Dan:

To follow up, and elaborate further on our conversation yesterday, as I stated, I am available, along with our CEO, Mark McDade, to meet with you in person to discuss your views and specific recommendations regarding PDL. I believe that this meeting would be most constructive and valuable if Mark and I were both present. Following this joint session, I would also be available to meet with you without Mark present to discuss your views regarding PDL management.

We could also contemplate a meeting in conjunction with one of our next board meetings at which the full Board could hear your specific views and suggestions regarding PDL. In this case, I would propose a substantive pre-meeting between you, selected outside directors of PDL, and members of management to discuss your views and recommendations. This meeting would then be followed by a session with the outside directors to discuss your views regarding management.

Dan, Mark and I and other members of the PDL Board are interested in meeting with you and hearing your thoughts and suggestions. I believe, however, that these meetings can only be productive if all participants are willing to conduct these sessions in a constructive and professional manner. To be clear, I am only willing to talk about PDL and its ongoing strategy in meetings that are conducted in a professional manner where all parties are respectful; otherwise constructive dialogue is very challenging.

The Board is unanimous in our support of Mark McDade’s leadership and the management team at PDL, and we are all focused on maximizing long-term stockholder value. We believe the Company’s current strategy will deliver significant stockholder value both in the near-term and the long-term. As I have said, we are open to discuss your views on our strategy and evaluate their merits.

Sincerely,

/s/ L. Patrick Gage

L. Patrick Gage

PDL BioPharma, Inc.

Chairman of the Board